Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Axsome Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan of our reports dated March 1, 2021, with respect to the consolidated financial statements of Axsome Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Axsome Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, NY
May 11, 2021